Exhibit 3.2

EXECUTION VERSION

FIRST AMENDED AND RESTATED LIMITED

LIABILITY COMPANY AGREEMENT

OF

SABINE PASS LIQUEFACTION, LLC

(A Delaware Limited Liability Company)

This First Amended and Restated Limited Liability Company Agreement (the “Agreement”), dated as of July 31, 2012, is hereby duly adopted as the limited liability company agreement of Sabine Pass Liquefaction, LLC, a Delaware limited liability company (the “Company”) by the Initial Member (as defined below).

WHEREAS, the Company was formed as a limited liability company under the Act (as hereinafter defined) pursuant to the filing of the Certificate of Formation on June 24, 2010 and the execution of that certain Limited Liability Company Agreement dated as of June 24, 2010 (the “Original Agreement”) by the Initial Member; and

WHEREAS, the Initial Member desires to amend and restate the Original Agreement for the purposes and upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and covenants herein contained, the Initial Member hereby agrees as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. The following terms used in this Agreement shall have the following meanings (unless otherwise expressly provided herein):

“Accounts Agreement” has the meaning set forth in the Common Terms Agreement.

“Act” means the Delaware Limited Liability Company Act, 6 Del C. §§ 18-101, et seq., as the same may be amended from time to time (or any corresponding provisions of succeeding law).

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with, the Person in question. As used in this definition of “Affiliate,” the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Agreement” means this First Amended and Restated Limited Liability Company Agreement of the Company, as amended, restated or otherwise modified from time to time.

“Approved Individual” means an individual who has prior experience as an independent director, independent manager or independent member and who is either (i) provided by CT Corporation, Corporation Service Company, National Registered Agents, Inc., Wilmington Trust Company, Stewart Management Company, Lord Securities Corporation or, if none of those companies is then providing professional Independent Managers, another nationally-recognized company regularly engaged in the business of providing Independent Managers reasonably approved by the Common Security Trustee, in each case that is not an Affiliate of the Company and that provides professional Independent Managers and other corporate services in the ordinary course of its business or (ii) approved by the Common Security Trustee.

“Bankruptcy” means the filing of any insolvency or reorganization case or proceeding, instituting proceedings to have the Company or any Member, as applicable, adjudicated bankrupt or insolvent, instituting proceedings under any applicable insolvency law, seeking any relief under any law relating to relief from debts or the protection of debtors, consenting to the filing or institution of bankruptcy or insolvency proceedings against the Company or any Member, as applicable, filing a petition seeking or consenting to reorganization, liquidation or relief with respect to the Company or any Member, as applicable, under any applicable federal or state law relating to bankruptcy, dissolution, reorganization or insolvency, seeking or consenting to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian, or any similar official for the Company or any Member, as applicable, or a substantial part of its property, making any assignment for the benefit of creditors, admitting in writing the inability of the Company or any Member, as applicable, to pay its debts as they become due, or taking action in furtherance of any of the foregoing.

“Business Day” means a day other than a Saturday, Sunday or other day which is a nationally recognized holiday in the United States of America.

“Capital Contribution” means any contribution to the capital of the Company in cash or property by any Member whenever made.

“Certificate” means the Certificate of Formation of the Company as filed with the Secretary of State of Delaware, as amended, restated or otherwise modified from time to time.

“Code” means the Internal Revenue Code of 1986, as amended. Any reference to a section of the Code shall include a reference to any amendatory or successor provision thereto.

“Common Security Trustee” has the meaning set forth in the Common Terms Agreement.

“Common Terms Agreement” means that certain Common Terms Agreement, dated as of the date hereof, by and among the Company, the Secured Debt Holder Group Representatives, Secured Hedge Representatives and Secured Gas Hedge Representatives that are from time to time parties thereto, Société Générale, as the Common Security Trustee and Société Générale, as the Intercreditor Agent, as amended, restated or otherwise modified from time to time.

“Company” means Sabine Pass Liquefaction, LLC, a Delaware limited liability company.

“CQP Security Agreement” means the Security Agreement, dated as of the date hereof, between the Sponsor and the Common Security Trustee.

“Discharge Date” has the meaning set forth in the Common Terms Agreement.

“Equity Contribution Agreement” means the Equity Contribution Agreement, dated as of the date hereof, by and among the Company, the Initial Member, Cheniere Energy Investments, LLC, and Cheniere Energy Partners, L.P., as amended, restated or otherwise modified from time to time.

“Financing Documents” has the meaning set forth in the Common Terms Agreement.

“Fiscal Year” means the Company’s fiscal year, which shall be the calendar year.

“Independent Manager” shall mean an Approved Individual who has not been at any time during the five (5) years preceding such initial designation: (i) a direct or indirect owner of any equity interest in, or member, officer, employee, director, manager (with the exception of serving as the Independent Manager) or contractor, bankruptcy trustee, attorney or counsel of, the Company or any of its Affiliates; (ii) a creditor, customer, supplier (other than a supplier of registered agent or registered office services), or other Person who derives any of its purchases or revenues from its business activities with the Company or any of its Affiliates (other than any fee paid for its services as Independent Manager); (iii) an Affiliate of the Company or any Person excluded from serving as Independent Manager under clause (i) or (ii) of this definition; (iv) a member of the immediate family by blood or marriage of any Person excluded from being an Independent Manager under clause (i) or (ii) of this definition; or (v) a Person who received, or a member or employee of a firm or business that received, fees or other income from the Company or any Affiliate thereof in the aggregate in excess of five percent (5%) of the gross income, for any applicable year, of such Person; provided, however, that notwithstanding the foregoing, for the purposes of clause (i), an equity interest shall be deemed to exclude de minimis or otherwise immaterial holdings of equity interests of an Affiliate of the Company which are traded on public stock exchanges. The initial Independent Manager is Michelle A. Dreyer.

“Initial Capital Contribution” means the initial contribution to the capital of the Company made by the Initial Member pursuant to the Original Agreement.

“Initial Member” means Sabine Pass LNG-LP, LLC, a Delaware limited liability company.

“Majority” means, with respect to any referenced group of Managers, a combination of any such Managers constituting more than fifty percent (50%) of the number of Managers of such referenced group who are then elected and qualified.

“Management Services Agreement” has the meaning set forth in the Common Terms Agreement.

“Manager” means those Persons identified on Exhibit A or any other Persons who succeed such Persons in that capacity or are elected to act as additional managers of the Company as provided herein but shall not include the Independent Manager except to the extent of matters upon which the vote of the Independent Manager is required under Section 2.5(c)(vi).

“Member” means the Initial Member, and any Person hereafter admitted to the Company as a Member as provided in this Agreement, but does not include any Person who has ceased to be a Member in the Company.

“Membership Interest” means, with respect to a Member at anytime, the ownership interest of such Member at that time, which shall include all Units then owned thereby.

“O&M Agreement” has the meaning set forth in the Common Terms Agreement.

“Obligations” has the meaning set forth in the Common Terms Agreement.

“Original Agreement” has the meaning set forth in the recitals.

“Person” means any natural person, partnership, limited liability company, corporation, trust or other legal entity.

“Pledge Agreement” means that Pledge Agreement, dated as of the date hereof, between the Initial Member and the Common Security Trustee, as amended, restated or otherwise modified from time to time and any other pledge agreement executed (in favor of the Common Security Trustee) by any person holding any direct membership interests in the Company.

“Project” has the meaning set forth in Section 2.5(a).

“Security Documents” has the meaning set forth in the Common Terms Agreement.

“Sponsor” means Cheniere Energy Partners, L.P., a Delaware limited partnership.

“Terminal Use Agreement” means that certain Second Amended and Restated LNG Terminal Use Agreement, dated as of the date hereof, between the Company and Sabine Pass LNG, L.P., as amended, restated or otherwise modified from time to time.

“Transaction Documents” has the meaning set forth in the Common Terms Agreement.

“Units” means units of ownership interest in the Company.

1.2 Other Definitional Provisions. All terms used in this Agreement that are not defined in this Article I have the meanings contained elsewhere in this Agreement.

ARTICLE II

FORMATION

2.1 Name and Formation. The name of the Company is Sabine Pass Liquefaction, LLC. The Company was formed as a limited liability company upon the filing of the Certificate pursuant to the Act.

2.2 Principal Place of Business. The principal place of business of the Company shall be at 700 Milam Street, Suite 800, Houston, Texas. The Company may locate its place(s) of business and registered office at any other place or places as the Member(s) may from time to time deem necessary or advisable.

2.3 Registered Office and Agent. The registered office of the Company shall be at 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, and the name of its initial registered agent at such address shall be Corporation Service Company.

2.4 Duration. The period of duration of the Company is perpetual from the date its Certificate was filed with the Secretary of State of Delaware, unless the Company is earlier dissolved in accordance with either the provisions of this Agreement or the Act.

2.5 Purposes and Powers.

(a) The sole purpose of the Company shall be limited to (i) designing, engineering, developing, equipping, procuring, constructing, installing, testing, repairing, completing, acquiring, owning, operating, modifying, improving, expanding and maintaining a liquefied natural gas facility in Cameron Parish, Louisiana (the “Project”) and (ii) doing all acts and things ancillary or incidental to the foregoing, including, without limitation, entering into the transactions contemplated by the Transaction Documents.

(b) The Company shall conduct its business separate and apart from any Affiliate thereof in accordance with the following:

(i) It shall segregate its property and not allow funds or other assets thereof to be commingled with the funds or other assets of, held by, or registered in the name of, any member of the Company, any other Affiliate of the Company or any other Person except that the bank accounts established pursuant to the Accounts Agreement may be in the name of the Common Security Trustee.

(ii) It shall maintain its assets in such a manner that it is not costly or difficult to segregate, identify or ascertain such assets.

(iii) It shall prepare and maintain its own separate books and financial records and statements, showing its assets and liabilities separate and apart from the books and financial records and statements of any member of the Company, any other Affiliate of the Company or any other Person; except that the Company’s assets may be included in consolidated financial statements of its Affiliates so long as appropriate notation is made on such consolidated financial statements to indicate the separateness of the Company from such Affiliate and to disclose the separate nature of the Company’s indebtedness.

(iv) (A) It shall prepare and file its own tax returns separate from those of any Person except to the extent that the Company is treated as a “disregarded entity” for tax purposes and is not required to file tax returns under applicable law, and (B) pay any taxes required to be paid by applicable law.

(v) It shall observe all limited liability company procedures necessary to maintain its separate existence and formalities, including without limitation, (i) maintaining minutes or records of meetings of the Member(s) and Managers of the Company, (ii) acting on behalf of itself only pursuant to due authorization of the Managers and/or Member(s), including, when applicable, the Independent Manager, and (iii) conducting its own business in its own name and through authorized agents pursuant to its organizational documents.

(vi) It shall pay its liabilities and expenses out of its own assets.

(vii) It shall conduct its dealings with third parties in its own name and as a legal entity separate, distinct and independent from any other entity.

(viii) It shall not guarantee any debts of its Affiliates nor allow any of its Affiliates to guarantee any debts of the Company except (A) the guarantee by the Sponsor of the Company’s obligations under the Terminal Use Agreement, (B) (I) the pledge of any Member’s equity interest in the Company under a Pledge Agreement and (II) the grant of the security interest by the Sponsor in certain assets under the CQP Security Agreement to secure the obligations of the Company under certain of the Financing Documents and (C) certain customary indemnities contained in or contemplated by the Transaction Documents. It shall not acquire or assume obligations or securities of, or make loans or advances to, any of its Affiliates except as permitted or contemplated by the Transaction Documents.

(ix) It shall maintain adequate capitalization in light of its contemplated business and obligations; provided, however, that the foregoing shall not require any Member to make additional capital contributions to the Company.

(x) It shall directly manage its own liabilities and pay the salaries of its own employees, if any, and maintain a sufficient number of employees in light of its contemplated business operations, which operations may be carried out pursuant to agreements with Affiliates or others that comply with the requirements of clause (xiv) below, including the Management Services Agreement and the O&M Agreement. It shall not permit employees of the Company, if any, to participate in or receive payroll benefits or pension plans of or from any of its Affiliates.

(xi) It shall allocate and charge fairly and reasonably any common employee or overhead for shared office space.

(xii) It shall use separate stationery, invoices and checks.

(xiii) It shall maintain separate bank accounts in its own name or in the name of the Common Security Trustee and all investments made by or on behalf of the Company shall be made solely in its name (except as required under the Accounts Agreement).

(xiv) It shall not enter into any transaction with any Affiliate except on an arm’s-length basis on terms that are no less favorable than would be available in comparable transactions with unaffiliated third parties (or, if no comparable transactions with unaffiliated third parties would be available, then on terms that are determined by a Majority of the Managers to be fair in light of all factors considered by the Managers to be pertinent to the Company), and shall (A) have been approved in accordance with its organizational documents, (B) otherwise comply with the provisions of the Financing Documents and (C) be pursuant to written, enforceable agreements.

(xv) It shall hold itself out as a separate entity and shall correct any misunderstanding regarding its separate entity status of which the Company has actual knowledge.

provided, however, that nothing in this Section 2.5(b) shall prohibit the Company from entering into the Financing Documents and complying with the obligations thereunder.

(c) Limitations on Indebtedness, Actions. Notwithstanding anything to the contrary in this Agreement or in any other document governing the Company’s formation, management or operations, the Company shall not:

(i) engage, directly or indirectly, in any business other than as required or permitted to be performed under Section 2.5(a) of this Agreement;

(ii) incur, create or assume any indebtedness or liabilities other than (A) the Obligations and (B) indebtedness and liabilities incurred by the Company that are permitted under the Financing Documents;

(iii) to the fullest extent permitted by law, engage in any dissolution or liquidation, or (except as permitted under the Financing Documents) any consolidation, merger, sale or other transfer of any of its assets outside the ordinary course of the Company’s business;

(iv) buy or hold evidence of indebtedness issued by any other Person (other than cash or investment-grade securities or as otherwise permitted under the Financing Documents);

(v) own any asset or property other than the Project and incidental personal and real property necessary for the ownership or operation of the Project and interests in any subsidiaries permitted under the Financing Documents;

(vi) authorize or take any action that would constitute a Bankruptcy of the Company without the unanimous written approval of all of the Managers and the Independent Manager; or

(vii) prior to the Discharge Date, amend, modify or otherwise change this Section 2.5, Section 3.3 or any provision governing notice to the Independent Manager.

2.6 Limitation of Liability. The liability of each Member and each employee of the Company to third parties for obligations of the Company shall be limited to the fullest extent provided in the Act and other applicable law.

ARTICLE III

RIGHTS AND DUTIES OF MANAGERS

3.1 Management. The powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed under, its designated Managers. The Managers may exercise all such powers of the Company and do all such lawful acts and things as are not directed or required to be exercised or done by the Member(s) by the Act, the Certificate or this Agreement, including, but not limited to, contracting for or incurring debts, liabilities and other obligations on behalf of the Company; provided, that the management of the Company by the Managers and the actions and authority of any officers are in all respects subject to the requirements of Section 2.5 herein.

3.2 Number and Qualifications. The Company shall have (i) one Independent Manager and (ii) not less than one (1) nor more than seven (7) other Managers, as may be determined by the Member(s) from time to time, but no decrease in the number of Managers shall have the effect of shortening the term of any incumbent Manager. Managers need not be residents of the State of Delaware. The Managers in their discretion may elect from among the Managers a chairman of the Managers who shall preside at meetings of the Managers.

3.3 Independent Manager.

(a) The Company shall at all times have one Independent Manager selected by the Member(s); provided, that notwithstanding anything to the contrary herein, in the event that, in connection with the exercise by the Common Security Trustee of any remedies under or in connection with the Security Documents, the Common Security Trustee, its nominee or designee acquires at least 50.1% of the membership interests having voting rights in the Company (other than any membership interests held by the Independent Manager) then (i) this requirement shall terminate, (ii) the Independent Manager shall be removed and no successor Independent Manager shall be designated and (iii) the requirement for Independent Manager approval shall, in all cases, have no further force or effect.

(b) No resignation, removal or withdrawal of the Independent Manager, and no designation of a successor Independent Manager shall be effective until such successor shall have accepted such designation as the Independent Manager to act in accordance with this Agreement in writing. In the event that no Person shall be designated as the Independent Manager for any period, the Member(s) shall promptly designate a successor Independent Manager.

(c) The Independent Manager shall remain in place until his or her death, disability or resignation, or upon removal by the Member(s). Upon the death, disability, resignation or removal of the Independent Manager, a successor Independent Manager shall be designated by the Member(s). After the Discharge Date, the requirement to have an Independent Manager and all provisions relating to an Independent Manager shall, without any further action, be of no further force or effect.

(d) The Independent Manager may not delegate any of its powers to any other Person.

(e) The Independent Manager shall have no economic interest in the Company.

(f) All right, power and authority of the Independent Manager shall be limited to the extent necessary to exercise its rights specifically set forth in this Agreement. To the extent permitted by law, the Independent Manager shall not be liable, responsible or accountable in damages or otherwise to the Company or the Member(s) for any act or omission performed or omitted in a manner reasonably believed by the Independent Manager to be within the scope of the authority granted to him or her by this Agreement. The Independent Manager shall at no time serve as trustee in bankruptcy for the Company or any Affiliate of the Company.

3.4 Election. Subject to Section 3.3 above, at the first annual meeting of the Member(s) and at each annual meeting thereafter, the Member(s) shall elect one or more Managers to hold office until the next succeeding annual meeting. Unless removed in accordance with this Agreement, each Manager shall hold office for the term for which such person is elected and until such person’s successor shall be elected and qualified.

3.5 Vacancy. Subject to Section 3.3 above, any vacancy occurring for any reason in the number of Managers shall be filled by the Member(s). A Manager elected to fill a vacancy shall be elected for the unexpired term of the predecessor in office.

3.6 Removal. Subject to Section 3.3 above, at a meeting called expressly for such purpose, all or any lesser number of Managers may be removed at any time, with or without cause, by the Member(s).

3.7 Place of Meetings. All meetings of the Managers may be held either within or without the State of Delaware.

3.8 Annual Meetings. The annual meeting of Managers shall be held, without further notice, immediately following the annual meeting of Member(s), and at the same place, or at such other time and place as shall be fixed with the consent in writing of all the Managers.

3.9 Regular Meetings. Regular meetings of the Managers may be held without notice at such time and place either within or without the State of Delaware as shall from time to time be determined by the Managers; provided, that notice of any meeting at which any action requiring the vote of the Independent Manager under Section 2.5(c)(vi) shall be given to the Independent Manager not less than five (5) days before the date of such meeting.

3.10 Special Meetings. Special meetings of the Managers may be called by any Manager on three (3) days’ notice to each Manager, either personally or by mail, telephone or by telegram; provided, that notice of any meeting at which any action requiring the vote of the Independent Manager under Section 2.5(c)(vi) shall be given to the Independent Manager not less than five (5) days before the date of such meeting.

3.11 Quorum.

(a) Subject to subsection (b) below, at all meetings of the Managers, the presence of a Majority shall be necessary and sufficient to constitute a quorum for the transaction of business unless a greater number is required by law. At a meeting at which a quorum is present, the act of a Majority shall be the act of the Managers, except as otherwise provided by law, the Certificate or this Agreement. If a quorum shall not be present at any meeting of the Managers, the Managers present at the meeting may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

(b) Neither the presence or vote of the Independent Manager nor notice to the Independent Manager shall be required for the Company to undertake any action other than those Sections hereof that specify that the approval of the Independent Manager is required.

3.12 Attendance and Waiver of Notice.

(a) Subject to subsection (b) below, attendance of a Manager at any meeting shall constitute a waiver of notice of such meeting, except when a Manager attends a meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Managers need be specified in the notice or waiver of notice of such meeting.

(b) The Independent Manager may waive in writing the requirements for notice before, at or after any meeting at which any action of the Independent Manager is required under Section 2.5(c)(vi).

3.13 Actions Without a Meeting. Any action required or permitted to be taken at a meeting of the Managers may be taken without a meeting if a consent in writing, setting forth the action so taken, is signed by at least the number of Managers who would be necessary to approve the matter and who are entitled to vote on such matters if it were voted on at a meeting; provided, that as to any action set forth in Section 2.5(c)(vi) that requires the vote of the Independent Manager, such written consent shall also be signed by the Independent Manager.

3.14 Compensation. Managers, as such, shall not receive any stated salary for their services, except for the Independent Manager pursuant to the Service Agreement dated effective as of July 25, 2012, but shall receive such compensation for their services as may be from time to time determined by the Member(s). In addition, a fixed sum and expenses of attendance, if any, may be allowed for attendance at each regular or special meeting of the Managers, provided that nothing contained in this Agreement shall be construed to preclude any Manager from serving the Company or any of its Affiliates in any other capacity and receiving compensation for such service.

3.15 Officers. The Managers may, from time to time, designate one or more persons to be officers of the Company. No officer need be a Member or a Manager. Any officers so designated shall have such authority and perform such duties as the Managers may, from time to time, delegate to them. The Managers may assign titles to particular officers, including, without limitation, president, executive vice president, senior vice president, vice president, chief financial officer, chief accounting officer, secretary, assistant secretary, treasurer and assistant treasurer. Each officer shall hold office until such person’s successor shall be duly designated and shall qualify or until such person’s death or until such person shall resign or shall have been removed in the manner hereinafter provided. Any number of offices may be held by the same person. The salaries or other compensation, if any, of the officers and agents of the Company shall be fixed from time to time by the Managers. The Managers, whenever in their judgment the best interests of the Company will be served thereby, may remove any officer as such, either with or without cause. Any vacancy occurring in any office of the Company (other than Manager) may be filled by the Managers.

3.16 Indemnification. Each Member, Manager, Independent Manager, and each officer shall be indemnified and held harmless by the Company, including advancement of expenses, but only to the extent that the Company’s assets are sufficient therefore, from and against all claims, liabilities, and expenses arising out of any act performed or omitted to be performed in connection with the management of the Company’s affairs, including reasonable attorneys’ fees incurred by such Member, Manager, Independent Manager or officer in connection with the defense of any action based on any such act or omission, but excluding those claims, liabilities and expenses caused by the gross negligence, willful misconduct or fraud of such Member, Manager, Independent Manager or officer, subject to all limitations and requirements imposed by the Act. These indemnification rights are in addition to any rights that each Member, Manager, Independent Manager or officer may have against third parties. The foregoing indemnification specifically includes those claims that arise out of the indemnified party’s sole, joint or contributory negligence, but specifically excludes those claims that arise out of the indemnified party’s willful misconduct, fraud or gross negligence. To the extent that an indemnified party is a party to this Agreement, such indemnified party would not have entered into this Agreement if not for this indemnification. Any amendment of this Section 3.16 that affects the rights of the Independent Manager shall require the consent of the Independent Manager.

ARTICLE IV

RIGHTS AND DUTIES OF THE MEMBER

4.1 Place of Meetings. All meetings of the Member(s) shall be held at the principal office of the Company or at such other place within or without the State of Delaware as may be determined by the Member(s) and set forth in any notice or waivers of notice of such meeting.

4.2 Annual and Special Meetings. The annual and special meetings of the Member(s) for the election of Managers and the transaction of such other business as may properly come before the meeting shall be held at such time and date as shall be designated by the Member(s) from time to time.

4.3 Actions Without a Meeting. Notwithstanding any provision contained in this Article IV, all actions of the Member(s) provided for herein may be taken by written consent without a meeting. Any such action which may be taken by the Member(s) without a meeting shall be effective only if the consent is in writing, sets forth the action so taken, and is signed by the Member(s).

4.4 Voting for Managers. Managers shall be elected by the Member(s).

4.5 Bankruptcy of the Member. Notwithstanding any other provision of this Agreement, the occurrence or continuation of a Bankruptcy of a Member shall not cause such Member to cease to be a member of the Company, and upon the occurrence of such an event, the business of the Company shall continue without dissolution.

ARTICLE V

CAPITALIZATION

5.1 Capital Contributions.

(a) The Initial Member contributed cash to the Company in the amount of $1,000 upon the execution of the Original Agreement. Such cash was the Initial Capital Contribution of the Initial Member and, upon such contribution, the Initial Member received one hundred (100) Units.

(b) If at any time the Member(s) determines that the Company has insufficient funds to carry out the purposes of the Company, the Member(s) may make additional contributions to the capital of the Company.

(c) No Member shall be paid interest on any Capital Contribution.

5.2 Withdrawal or Reduction of Capital Contributions.

(a) No Member shall receive out of the Company’s property any part of its Capital Contribution until all liabilities of the Company have been paid or there remains property of the Company sufficient to pay such liabilities.

(b) No Member shall have the right to withdraw all or any part of its Capital Contribution or to receive any return on any portion of its Capital Contribution, except as may be otherwise specifically provided in this Agreement. Under circumstances involving a return of any Capital Contribution, no Member shall have the right to receive property other than cash.

5.3 Liability of Member. No Member shall be liable for the debts, liabilities or obligations of the Company beyond its Capital Contribution. No Member shall be required to contribute to the capital of, or to loan any funds to, the Company except pursuant to the Equity Contribution Agreement.

5.4 Article 8 Opt-In. Each Unit issued by the Company shall constitute “securities” within the meaning of, and governed by, (i) Article 8 of the Uniform Commercial Code (including Section 8-102(a)(15) thereof) as in effect from time to time in the State of Delaware and in the State of New York and (ii) Article 8 of the Uniform Commercial Code of any other applicable jurisdiction that now or hereafter substantially includes the 1994 revisions to Article 8 thereof as adopted by the American Law Institute and the National Conference of Commissioners on Uniform State Laws and approved by the American Bar Association on February 14, 1995. As noted in Section 5.5 below, such membership interests shall be certificated and in registered form within the meaning of Article 8 of the Uniform Commercial Code and substantially in the form attached hereto as Exhibit B.

5.5 Certificates.

(a) Upon the issuance of Units in the Company to any Person in accordance with the provisions of this Agreement, the Company shall issue one or more certificates in the name of such Person substantially in the form of Exhibit B hereto (a “Unit Certificate”), which evidences the ownership of the Units in the Company of such Person. Each such Unit Certificate shall be denominated in terms of the number of Units in the Company evidenced by such Unit Certificate and shall be signed by two officers of the Company.

(b) The Company shall maintain books for the purpose of registering the transfer of Units. In connection with a transfer in accordance with this Agreement of any Units in the Company, the Unit Certificate(s) shall be delivered to the Company for cancellation, and the Company shall thereupon issue a new Unit Certificate to the transferee evidencing the Units that were transferred and, if applicable, the Company shall issue a new Unit Certificate to the transferor evidencing any Units registered in the name of the transferor that were not transferred.

(c) Each Unit Certificate evidencing Units in the Company shall bear the following legend: “THIS CERTIFICATE EVIDENCES AN INTEREST IN SABINE PASS LIQUEFACTION, LLC (THE “COMPANY”) AND SHALL BE A SECURITY GOVERNED BY ARTICLE 8 OF THE UNIFORM COMMERCIAL CODE AS IN EFFECT IN THE STATE OF ITS FORMATION AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ARTICLE 8 OF THE UNIFORM COMMERCIAL CODE OF EACH OTHER APPLICABLE JURISDICTION. THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). THESE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO DISTRIBUTION OR RESALE, AND MAY NOT BE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT COVERING SUCH SECURITIES UNDER THE SECURITIES ACT, OR, IF REQUESTED BY THE COMPANY, PURSUANT TO AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT. THE SALE, PLEDGE, HYPOTHECATION OR TRANSFER OF THE INTERESTS REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE TERMS AND CONDITIONS OF THE

FIRST AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF THE COMPANY, AS THE SAME MAY BE AMENDED OR RESTATED FROM TIME TO TIME, AMONG THE MEMBER(S). COPIES OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY.”

ARTICLE VI

DISTRIBUTIONS

6.1 Distributions. Subject to Section 6.2, the Company shall make all distributions at such times as determined by the Member(s).

6.2 Limitation Upon Distribution. No distribution shall be declared and paid unless, if after the distribution is made, the value of assets of the Company would exceed the liabilities of the Company, except liabilities to the Member(s) on account of their Capital Contributions.

ARTICLE VII

BOOKS AND ACCOUNTS

7.1 Records and Reports. At the expense of the Company, the Managers shall maintain or cause to be maintained records and accounts of all operations and expenditures of the Company.

7.2 Returns and Other Elections. The Managers shall cause the preparation and timely filing of all tax returns required to be filed by the Company pursuant to the Code and all other tax returns deemed necessary and required in each jurisdiction in which the Company does business. All elections permitted to be made by the Company under federal or state laws shall be made by the Managers with the consent of the Member(s).

ARTICLE VIII

DISSOLUTION AND TERMINATION

8.1 Dissolution.

(a) The Company shall be dissolved upon the first of the following to occur:

(i) When the period fixed for the duration of the Company, if any, shall expire;

(ii) Upon the resignation, expulsion, or legal incapacity of the last remaining Member, or the occurrence of any other event that terminates the continued membership of the last remaining Member; or

(iii) The entry of a decree of judicial dissolution under Section 18-802 of the Act.

(b) Upon dissolution of the Company, the business and affairs of the Company shall terminate, and the assets of the Company shall be liquidated under this Article VIII.

(c) Dissolution of the Company shall be effective as of the day on which the event occurs giving rise to the dissolution, but the Company shall not terminate until there has been a winding up of the Company’s business and affairs, and the assets of the Company have been distributed as provided in Section 8.2.

(d) Upon dissolution of the Company, the Managers may cause any part or all of the assets of the Company to be sold in such manner as the Managers shall determine in an effort to obtain the best prices for such assets; provided, however, that the Managers may distribute assets of the Company in kind to the Member to the extent practicable.

8.2 Distribution of Assets Upon Dissolution. In settling accounts after dissolution, the assets of the Company shall be paid in the following order:

(a) First, to creditors, in the order of priority as provided by applicable law, except those to the Member(s) on account of their Capital Contributions; and

(b) Second, any remainder shall be distributed to the Member(s).

8.3 Cancellation of Certificate. When all liabilities and obligations of the Company have been paid or discharged, or adequate provision has been made therefor, and all of the remaining property and assets of the Company have been distributed to the Member(s) according to the Members’ rights and interests, the Certificate of Cancellation shall be executed on behalf of the Company by the Managers or the Member(s) and shall be filed with the Secretary of State of Delaware, and the Managers and Member(s) shall execute, acknowledge and file any and all other instruments necessary or appropriate to reflect the dissolution and termination of the Company.

ARTICLE IX

TRANSFER OF MEMBERSHIP INTERESTS

9.1 Subject (until the Discharge Date) to the terms of the Financing Documents to which the Company is a party, each Member may, directly or indirectly, sell, assign, transfer, pledge, hypothecate or otherwise dispose of all or any portion of its Membership Interest at any time to any Person.

ARTICLE X

MISCELLANEOUS PROVISIONS

10.1 Notices. Any notice, demand or communication required or permitted to be given by any provision of this Agreement shall be deemed to have been sufficiently given or served for all purposes if delivered personally to the party or to an officer of the party to whom the same is directed or, if sent by registered or certified mail, postage and charges prepaid, addressed to the

Members’, Managers’, Independent Manager’s and/or Company’s address as it appears in the Company’s records, as appropriate. Except as otherwise provided herein, any such notice shall be deemed to be given when delivered personally or the next Business Day after the date on which the same was telecopied to such person. A copy of any notice delivered to the Independent Manager shall also be delivered to the Common Security Trustee at the address set forth above. Any notice given to the Independent Manager shall not be effective unless also given to the Common Security Trustee.

10.2 Application of Delaware Law. This Agreement and the application or interpretation hereof shall be governed exclusively by the laws of the State of Delaware, and specifically the Act, excluding any conflicts of laws rule or principle that might refer the governance or construction of this Agreement to the law of another jurisdiction.

10.3 Headings and Sections. The headings in this Agreement are inserted for convenience only and are in no way intended to describe, interpret, define, or limit the scope, extent or intent of this Agreement or any provision hereof. Unless the context requires otherwise, all references in this Agreement to Sections or Articles shall be deemed to mean and refer to Sections or Articles of this Agreement.

10.4 Amendments. Subject to Section 2.5(c)(vii), the Certificate and this Agreement may be amended, supplemented or restated only upon the written consent of the Member(s). Upon obtaining the approval of any amendment to the Certificate, the Managers shall cause a certificate of amendment in accordance with the Act to be prepared, and such certificate shall be executed by no less than one Manager and shall be filed in accordance with the Act.

10.5 Number and Gender. Where the context so indicates, the masculine shall include the feminine, the neuter shall include the masculine and feminine, and the singular shall include the plural.

10.6 Binding Effect. Except as herein otherwise provided to the contrary, this Agreement shall be binding upon and inure to the benefit of the Member(s) and the Members’ distributees, legal representatives, successors and assigns.

10.7 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original and shall be binding upon the Members who executed the same, but all of such counterparts shall constitute the same Agreement.

10.8 Severability. Except as otherwise provided in the succeeding sentence, every term and provision of this Agreement in intended to be severable, and if any term or provision of this Agreement is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the legality or validity of the remainder of this Agreement. The preceding sentence shall be of no force or effect if the consequence of enforcing the remainder of this Agreement without such illegal or invalid term or provision would be to cause any party to lose the benefit of its economic bargain.

IN WITNESS WHEREOF, the undersigned, being the Member of the Company, has caused this Agreement to be duly adopted by the Company as of the date set forth above.

MEMBER:

SABINE PASS LNG-LP, LLC

By:	/s/ Meg A. Gentle
Name: Meg A. Gentle Title: Chief Financial Officer

[Signature Page to First Amended and Restated Limited Liability Company Agreement of Sabine Pass Liquefaction, LLC]

Exhibit A

Managers

Meg A. Gentle	700 Milam St., Suite 800
Houston, TX 77002

R. Keith Teague	700 Milam St., Suite 800
Houston, TX 77002

Exhibit B

FORM OF UNIT CERTIFICATE

THIS CERTIFICATE EVIDENCES AN INTEREST IN SABINE PASS LIQUEFACTION, LLC (THE “COMPANY”) AND SHALL BE A SECURITY GOVERNED BY ARTICLE 8 OF THE UNIFORM COMMERCIAL CODE AS IN EFFECT IN THE STATE OF ITS FORMATION AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ARTICLE 8 OF THE UNIFORM COMMERCIAL CODE OF EACH OTHER APPLICABLE JURISDICTION. THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). THESE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO DISTRIBUTION OR RESALE, AND MAY NOT BE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT COVERING SUCH SECURITIES UNDER THE SECURITIES ACT, OR, IF REQUESTED BY THE COMPANY, PURSUANT TO AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT. THE SALE, PLEDGE, HYPOTHECATION OR TRANSFER OF THE INTERESTS REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE TERMS AND CONDITIONS OF THE FIRST AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF THE COMPANY, AS THE SAME MAY BE AMENDED OR RESTATED FROM TIME TO TIME, AMONG THE MEMBER(S). COPIES OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY.

LLC INTEREST CERTIFICATE

SABINE PASS LIQUEFACTION, LLC,

a Delaware limited liability company

July 31, 2012

No.

THIS CERTIFIES THAT (a) Sabine Pass LNG-LP, LLC (the “Member”) is the owner of 100% of the Units of Sabine Pass Liquefaction, LLC, a Delaware limited liability company (the “Company”) and (b) the Member is entitled to all the rights and privileges and subject to all the obligations, restrictions, and limitations of a Member of the Company in accordance with the provisions of the First Amended and Restated Limited Liability Company Agreement of the Company, dated as of July 31, 2012, as amended, restated or otherwise modified from time to time (the “LLC Agreement”). TO THE FULLEST EXTENT PERMITTED BY LAW, MEMBER’S LIMITED LIABILITY COMPANY INTEREST (THE “INTEREST”) IN THE COMPANY IS NOT TRANSFERABLE EXCEPT AS PROVIDED IN (i) THE LLC AGREEMENT AND (ii) THE PLEDGE AGREEMENT, AND IS OTHERWISE SUBJECT TO THE TERMS AND CONDITIONS OF THE LLC AGREEMENT AND THE PLEDGE AGREEMENT. Capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed thereto in the LLC Agreement.

The Interest shall constitute “securities” within the meaning of, and governed by, (i) Article 8 of the Uniform Commercial Code (including Section 8-102(a)(15) thereof) as in effect from time to time in the State of Delaware and in the State of New York and (ii) Article 8 of the Uniform Commercial Code of any other applicable jurisdiction that now or hereafter substantially includes the 1994 revisions to Article 8 thereof as adopted by the American Law Institute and the National Conference of Commissioners on Uniform State Laws and approved by the American Bar Association on February 14, 1995.

This LLC Interest Certificate shall be governed by the laws of the State of Delaware (without reference to conflicts of laws).

[Remainder of page intentionally left blank; signature page follows.]

IN WITNESS WHEREOF, the Company has caused this LLC Interest Certificate to be signed by its duly authorized officer and the issuance recorded in its limited liability company books as of the date first set forth above.

SABINE PASS LIQUEFACTION, LLC

By:
Name:
Title: